EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CDP Capital - World Markets Inc.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
François Grenier	CDP Capital - World Markets Inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President by interim and Senior Vice-President, Equity Markets

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
François Grenier	CDP Capital - World Markets Inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President by interim and Executive Vice-President, Equity Markets
Denis Senécal	Same	Executive Vice-President, Fixed Income
Christian Pestre	Same	Executive Vice-President, Relative Value and Asset
Simon Lamy	Same	Associate Vice-President, Canada, Fixed Income and Currencies
Yvon Gaudreau	Same	Associate Vice-President, Corporate Bonds, Fixed Income and Currencies
Marc Cormier	Same	Associate Vice-President, Provincial and Index Bond Market
Guy Lamontagne	Same	Vice-President Alternative Equity Investments
Nathalie Guilbert	Same	Associate Vice-President, Finance and Administration
Pierre Jetté	Same	Associate Vice-President